Amendment dated January 9, 2008 to TERMS SUPPLEMENT NO. 50
dated January 7, 2008 To Prospectus Supplement
and Prospectus dated February 5, 2007 and

Product Supplement No. 1 dated April 12, 2007	Filed pursuant to Rule 433

relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Registration Statement No. 333-140456

EKSPORTFINANS ASA

$[  ●  ] 20.00% Six Month Reverse Convertible Notes
Linked to a “Banking Basket”
due July 31, 2008

Offering Information

Issuer:	Eksportfinans ASA
Issuer rating:	Aaa (negative outlook) (Moody’s)/AA+ (Standard & Poor’s)/AAA (Fitch)
Specified Currency:	U.S. dollars
Aggregate face amount:	$[ ● ]
CUSIP No.:	282645CZ1
ISIN:	US282645CZ10
Agent:	Natixis Securities North America Inc. 9 West 57th St. New York, New York 10019
Agent acting in the capacity as:	Principal

Investing in the notes involves a number of risks. See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

	Price to Public		Fees and Commissions		Proceeds to Us

Per note:	$	[ ● ]	$	[ ● ]*	$	[ ● ]
Total:	$	[ ● ]	$	[ ● ]*	$	[ ● ]

*	See “Supplemental plan of distribution” below.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this terms supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Natixis Securities North America Inc.

Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 1 and this terms supplement if you so request by calling toll-free 866-369-6147.

Key Terms of the Notes

Reference Shares:	Common stock of each of the issuers (each a Reference Issuer) listed in the table below. At the date of this terms supplement, the Relevant Exchange for each of the Reference Shares is set forth below.

	ISIN of	Relevant
Reference Share (Ticker)	Reference Share	Exchange

Citigroup Inc. (C)	US1729671016	NYSE
JPMorgan Chase & Co. (JPM)	US46625H1005	NYSE
Morgan Stanley (MS)	US6174464486	NYSE

Interest Rate:	20.00% per annum, payable monthly in arrears in 6 equal 1.6667% payments on each of February 29, 2008; March 31, 2008; April 30, 2008; May 30, 2008; June 30, 2008 and July 31, 2008 (each an Interest Payment Date).

Redemption Amount:	The Redemption Amount payable on the Maturity Date in respect of each $1,000.00 face amount will be:

• if the official closing price quoted by the Relevant Exchange of at least one of the Reference Shares has not been below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or

• if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level for each of the Reference Shares, as determined by the calculation agent in its sole discretion, or (b) the number of the worst performing Reference Shares equal to the Share Redemption Amount of those Reference Shares, if the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares. The worst performing Reference Share could be a Reference Share that has not breached its own Knock-In Level.

The performance of the Reference Shares will be determined by the calculation agent in accordance with the formula: (Final Reference Level — Initial Reference Level)/Initial Reference Level.

Initial Reference Level:	The Initial Reference Level for each of the Reference Shares is as follows:

Initial Reference
Reference Share (Ticker)	Level

Citigroup Inc. (C)	[ ● ]
JPMorgan Chase & Co. (JPM)	[ ● ]
Morgan Stanley (MS)	[ ● ]

Final Reference Level:	The official closing level of the Reference Shares on the Determination Date.

Knock-In Level:	70% of the Initial Reference Level. The Knock-In Level for each of the Reference Shares is as follows:

Knock-In
Reference Share (Ticker)	Price

Citigroup Inc. (C)	[ ● ]
JPMorgan Chase & Co. (JPM)	[ ● ]
Morgan Stanley (MS)	[ ● ]

Share Redemption Amount:	The Share Redemption Amount for each of the Reference Shares is as follows:

Share
Redemption
Reference Share (Ticker)	Amount

Citigroup Inc. (C)	[ ● ]
JPMorgan Chase & Co. (JPM)	[ ● ]
Morgan Stanley (MS)	[ ● ]

The Share Redemption Amount payable on the Maturity Date, if applicable, will be the number of the worst performing Reference Shares per note that you hold in the amount set forth for those Reference Shares in the table above. This amount is equal to the $1,000.00 face amount per note divided by the Initial Reference Level of each of the Reference Shares. You will receive cash in lieu of fractional shares in an amount equal to the fractional share amount multiplied by the Final Reference Level of those Reference Shares.

Trade Date:	January 25, 2008

Original Issue Date:	January 31, 2008

Determination Date:	July 28, 2008

Maturity Date†:	July 31, 2008

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Natixis Corporate & Investment Bank 4 Quai d’Austerlitz — 75648 Paris Cedex 13 Attn: Legal Department Telephone No.: +33 1 58 55 26 59 Fascimile No.: +33 1 58 55 26 53

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.

Adjustment Events

For the notes described herein, an Adjustment Event will be any of the following: Potential Adjustment Event, Merger Event, Delisting, Nationalization or Insolvency, each as defined below.

Potential Adjustment Event

Any of the following will be a Potential Adjustment Event:

•	a subdivision, consolidation or reclassification of the Reference Shares (unless a Merger Event, as defined below),

•	a distribution or dividend to existing holders of Reference Shares of (a) Reference Shares, (b) other share capital or securities granting the right to payment of dividends or the proceeds of liquidation of the issuer of those Reference Shares equally or proportionately with such payments to holders of those Reference Shares, (c) share capital or other securities of another issuer acquired by the issuer of those Reference Shares as a result of a “spin-off” or other similar transaction or (d) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent in its sole discretion,

•	an extraordinary dividend,

•	a call by an issuer of Reference Shares in respect of Reference Shares that are not fully paid,

•	a repurchase by or on behalf of an issuer of Reference Shares or any of its subsidiaries of those Reference Shares, whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise,

•	in respect of an issuer of Reference Shares, an event that results in any shareholder rights being distributed or becoming separated from the shares of common stock or other shares of the capital stock of the issuer of those Reference Shares pursuant to a shareholder rights plan or arrangement directed against hostile takeovers that provides upon the occurrence of certain events for a distribution of preferred stock, warrants, debt instruments or stock rights at a price below their market value, as determined by the calculation agent in its sole discretion, provided that any adjustment effected as a result of such an event shall be readjusted upon any redemption of such rights,

•	the occurrence of a tender offer by any entity or person to purchase more than 10% but less than 50% of the outstanding voting shares of any class of shares of an issuer of Reference Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and term of the tender offer, and

•	any other event that may have, in the opinion of the calculation agent in its sole discretion, a dilutive or concentrative or other effect on the theoretical value of the Reference Shares.

Following the declaration by an issuer of Reference Shares of the terms of any Potential Adjustment Event, the calculation agent will determine in its sole discretion whether that Potential Adjustment Event has a dilutive or concentrative or other effect on the theoretical value of those Reference Shares and, if so, will:

•	make the corresponding adjustment, if any, to any one or more of the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, as the calculation agent in its sole discretion determines appropriate to account for that dilutive or concentrative or other effect, and

•	determine the effective date of that adjustment.

The calculation agent may, but need not, determine the appropriate adjustment by reference to the adjustment in respect of that Potential Adjustment Event made by an exchange or quotation system to options contracts or futures contracts on the Reference Shares traded on that exchange or quotation system.

Upon making any such adjustment, the calculation agent will as soon as practicable notify us and the trustee and paying agent for the notes, stating the adjustment made to the Initial Reference Level, Knock-In Level or Share Redemption Amount, as applicable, and giving brief details of the Potential Adjustment Event.

Merger Event

Merger Event means, in relation to the Reference Shares, any:

•	reclassification of or change to the Reference Shares that results in a transfer of or an irrevocable commitment to transfer all holdings of outstanding Reference Shares,

•	consolidation, amalgamation or merger of an issuer of Reference Shares with or into another entity other than a consolidation, amalgamation or merger in which the issuer of those Reference Shares is the continuing entity and which does not result in a reclassification of or change to the Reference Shares, or

•	other takeover offer for an issuer of Reference Shares that results in a transfer of or an irrevocable commitment to transfer all those Reference Shares (other than holdings of Reference Shares owned or controlled by the offeror), in each case if the Merger Date is on or before the applicable Determination Date.

Tender Offer means, in relation to the References Shares, a tender offer by any entity or person to purchase more than 50% but less than 100% of the outstanding voting shares of any class of shares of the issuer of those References Shares, as determined by the calculation agent in its sole discretion based upon filings with governmental agencies or the nature and terms of the tender offer.

In respect of each Merger Event or Tender Offer, the following terms have the meanings given below:

•	Merger Date means the date upon which all holders of the relevant Reference Shares (other than, in the case of a takeover offer, holdings of Reference Shares owned or controlled by the offeror) have agreed or have irrevocably become obliged to transfer their holdings of those Reference Shares,

•	Tender Offer Date means the date on which voting shares in the amount of the applicable percentage threshold are actually purchased or otherwise obtained (as determined by the calculation agent),

•	Share-for-Share means that the consideration for the relevant Reference Shares consists or, at the option of the holder of those Reference Shares, may consist, solely of common shares of the offeror or of a third party other than Reference Shares issued in connection with the merger or the Tender Offer (New Shares),

•	Share-for-Other means that the consideration for the relevant Reference Shares consists solely of cash or any securities other than New Shares or assets, whether those of the offeror or of a third party, and

•	Share-for-Combined means that the consideration for the relevant Reference Shares consists of cash or any securities, including New Shares, or assets, whether those of the offeror or of a third party.

If a Share-for-Share Merger Event or a Share-for-Combined Merger Event occurs in relation to any Reference Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Merger Event would be entitled upon consummation of the Merger Event, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price (as defined below) of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

If a Share-for-Share Tender Offer or a Share-for-Combined Tender Offer occurs in relation to any References Shares and the issuer of the New Shares is not the issuer of any of the Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, redefine the affected Reference Shares to include the relevant quantity of the New Shares to which a holder of those Reference Shares immediately prior to the occurrence of the Tender Offer would be entitled upon consummation of the Tender Offer, whereupon:

•	the New Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the New Shares so that the ratio of the Spot Price of the New Shares to the Initial Reference Level of the New Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Spot Price means:

•	in relation to any Reference Shares, the last official reported price for those Reference Shares on the Relevant Exchange, as determined by or on behalf of the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency, and

•	in relation to a Replacement Share or a New Share, the official closing price for those shares on their primary market of trading, as determined by the calculation agent in its sole discretion, immediately prior to the relevant Delisting, Merger Event, Tender Offer, Nationalization or Insolvency.

If a Share-for-Other Merger Event, a Share-for-Share Merger Event or a Share-for-Combined Merger Event where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Merger Date, the calculation agent in its sole discretion will adjust the affected Reference Shares by substituting those Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Merger Event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Merger Event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

If a Share-for-Other Tender Offer, a Share-for-Share Tender Offer or a Share-for-Combined Tender where the issuer of the New Shares is the issuer of any of the Reference Shares occurs in relation to any Reference Shares, then, on or after the relevant Tender Offer Date, the calculation agent will either (i) make such adjustment to the Initial Reference Level, Knock-In Level or Share Redemption Amount or any other terms of the notes, as the calculation agent in its sole discretion determines appropriate to account for the economic effect on the notes of such Tender Offer or (ii) if the calculation agent determines that no adjustment that it could make under (i) will produce a commercially reasonable result, replace the affected Reference Shares with other shares selected by the calculation agent in its sole discretion (the Replacement Shares) upon consummation of the Tender Offer, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of the Tender Offer, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Delisting, Nationalization or Insolvency

Delisting means, in relation to any Reference Shares, that those Reference Shares cease, for any reason, to be listed on the Relevant Exchange and, as of the date of delisting, are not listed on another recognized exchange or quotation system acceptable to the calculation agent in its sole discretion.

Nationalization means that all the Reference Shares or all or substantially all the assets an issuer of those Reference Shares are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority, entity or instrumentality thereof.

Insolvency means, in relation to any Reference Shares, that, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of or any analogous proceeding affecting the issuer of those Reference Shares, (a) all holdings of those Reference Shares are required to be transferred to a trustee, liquidator or other similar official or (b) holdings of those Reference Shares become subject to a legal prohibition on their transfer.

If a Delisting, Nationalization or Insolvency occurs in relation to any Reference Shares, the calculation agent in its sole discretion will substitute those Reference Shares with Replacement Shares on the effective date of that event, whereupon:

•	the Replacement Shares will be deemed to be those Reference Shares,

•	the calculation agent in its sole discretion will adjust the Initial Reference Level for the Replacement Shares so that the ratio of the Spot Price of the Replacement Shares to the Initial Reference Level of the Replacement Shares equals the ratio of the Spot Price for those Reference Shares to the Initial Reference Level for those Reference Shares immediately prior to the occurrence of that event, and

•	if necessary, the calculation agent in its sole discretion will adjust any other relevant terms accordingly.

Upon the occurrence of a Merger Event, Delisting, Nationalization or Insolvency, the calculation agent will as soon as practicable notify us, The Bank of New York and the agent of the occurrence of the Merger Event, Delisting, Nationalization or Insolvency, as the case may be, giving details thereof and the action proposed to be taken in relation thereto.

Additional terms specific to the notes

You should read this terms supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This terms supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC Web site at http://www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm

Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Selected risk considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Shares or any of the component stocks of the Reference Shares. These risks are explained in more detail in the “Risk factors” section of the accompanying product supplement no. 1 dated April 12, 2007.

Hypothetical examples of amounts payable at maturity

The following tables set out the total return to the Maturity Date of a note, based on the assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Shares on the Determination Date or at any time during the life of the notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.

The information in the tables reflects hypothetical rates of return on the notes assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.

The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Reference Shares.

The market price of each of the Reference Shares has been volatile in the past, and their performance cannot be predicted for any future period. The actual performance of the Reference Shares over the life of the notes, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Shares set forth elsewhere in this terms supplement. For information about the price of the Reference Shares during recent periods, see “The Reference Shares” below.

If the official closing price quoted by the Relevant Exchange for any of the Reference Shares never falls below the corresponding Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be paid in cash.

By contrast, if the official closing price quoted by the Relevant Exchange for any of the Reference Shares is less than the Knock-In Level for those Reference Shares on any Trading Day during the period from the Trade Date up to and including the Determination Date, and the Final Reference Level of the worst performing Reference Shares on the Determination Date is less than the corresponding Initial Reference Level for those Reference Shares, the Redemption Amount payment on the Maturity Date will be made in the Reference Shares with the worst performance (with fractional shares paid in cash).

The following tables illustrate hypothetical rates of return on an investment in the notes assuming that the Reference Shares of Morgan Stanley have the worst performance of any of the Reference Shares over the term of the notes, as determined by the calculation agent based on the formula: (Final Reference Level — Initial Reference Level)/(Initial Reference Level). Consequently, the Final Reference Levels for no other Reference Shares need to be taken into account in determining the Redemption Amount.

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date, assuming a hypothetical Initial Reference Level of $49.30 and a hypothetical Knock-In Level of $34.51. In these examples, the Knock-In Level Trigger never occurs during the life of the notes. In each example, the redemption Amount is paid in cash.

Assumed Closing Price of Worst Performing
Reference Shares on Determination Date	Value of Payment at	6 Monthly Interest
(Morgan Stanley)	Maturity	Payments	6 Month Total Return
			$	%

Greater than: $49.30	$1,000.00	$100.00	$1,100.00	10.0000%
$49.30	$1,000.00	$100.00	$1,100.00	10.0000%
$44.37	$1,000.00	$100.00	$1,100.00	10.0000%
$39.44	$1,000.00	$100.00	$1,100.00	10.0000%
$34.52	$1,000.00	$100.00	$1,100.00	10.0000%

The following examples illustrate the rate of return on the notes for a range of hypothetical Final Reference Levels on the Determination Date assuming a hypothetical Initial Reference Level of $49.30 and a hypothetical Knock-In Level of $34.51. In these examples, the Knock-In Level Trigger occured at some point during the life of the notes.

Assumed Closing Price of Worst Performing
Reference Shares on Determination Date	Value of Payment at		6 Monthly Interest
(Morgan Stanley)	Maturity		Payments	6 Month Total Return
				$	%

Greater than: $49.30	$1,000.00		$100.00	$1,100.00	10.000%
$49.30	$1,000.00		$100.00	$1,100.00	10.000%
$44.37	$900.00	*	$100.00	$1,000.00	0.000%
$39.44	$800.00	*	$100.00	$900.00	−10.000%
$34.51	$700.00	*	$100.00	$800.00	−20.000%
$23.66	$600.00	*	$100.00	$700.00	−30.000%
$19.72	$500.00	*	$100.00	$600.00	−40.000%
$9.47	$400.00	*	$100.00	$500.00	−50.000%
$7.10	$300.00	*	$100.00	$400.00	−60.000%
$1.89	$200.00	*	$100.00	$300.00	−70.000%
$0.95	$100.00	*	$100.00	$200.00	−80.000%
$0.00	$0.00		$100.00	$100.00	−90.000%

*Payable in Reference Shares of Morgan Stanley.

The Reference Shares

General

Unless otherwise stated, all information contained herein on the Reference Shares and on the Reference Issuers is derived from publicly available sources and is provided for informational purposes only.

Each of the Reference Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

According to its publicly available documents, Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. It is a bank holding company. The activities of Citigroup Inc. include underwriting and dealing in securities, insurance underwriting and brokerage, and making temporary investments in non-financial companies. The segments include Global Consumer Group, Corporate and Investment Banking, Global Wealth Management and Alternative Investments. Information provided to or filed with the SEC by Citigroup Inc. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-09924.

According to its publicly available documents, JPMorgan Chase & Co. is a financial holding company. Its principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national bank that is JPMorgan Chase & Co.’s credit card issuing bank. JPMorgan Chase & Co.’s activities are organized into six business segments (Investment Bank, Retail Financial Services, Card Services, Commercial Banking, Treasury & Securities Services and Asset Management) and Corporate, which includes its Private Equity and Treasury businesses, as well as corporate support functions. Information provided to or filed with the SEC by JPMorgan Chase & Co. pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file number 001-05805.,

According to its publicly available documents, Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Information provided to or filed with the SEC by Morgan Stanley pursuant to the Exchange Act can be located on the SEC’s website by reference to SEC file numbers 001-11758.

In addition, information regarding Reference Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

This terms supplement relates only to the notes offered hereby and does not relate to the Reference Shares. We have derived all disclosures contained in this terms supplement regarding Reference Issuers from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any of the Reference Issuers in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding any of the Reference Issuers are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this terms supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of any of the Reference Shares (and therefore the Initial Reference Level and the Knock-In Level and Redemption Amount) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any of the Reference Issuers could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about the Reference Issuers after the date of this terms supplement.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Reference Shares. As a prospective purchaser of notes, you should undertake such independent investigation of the Reference Issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Shares.

Historical Performance

The Reference Shares are traded on the NYSE under the symbols set forth above. The following table sets forth the published intra-day high, low and closing prices of each of the Reference Shares since December 31, 2003. We obtained the information in the tables below from Bloomberg without independent verification.

Any historical upward or downward trend in the price of any of the Reference Shares during any period shown below is not an indication that the price of those Reference Shares is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical performance levels as an indication of future performance of any of the Reference Shares. We cannot assure you that the future performance of any of the Reference Shares will result in your receiving the face amount of your notes on the

Maturity Date. The actual performance of any of the Reference Shares over the life of the notes may bear little relation to the historical levels shown below.

Citigroup Inc.

Period	High	Low	Period End

2005
First Quarter	$49.780	$44.350	$44.940
Second Quarter	47.840	44.590	46.230
Third Quarter	46.510	43.050	45.520
Fourth Quarter	49.640	44.310	48.530
2006
First Quarter	$49.290	$45.050	$47.230
Second Quarter	50.370	47.410	48.250
Third Quarter	50.230	46.400	49.670
Fourth Quarter	56.410	49.380	55.700
2007
First Quarter	$55.250	$48.750	$51.340
Second Quarter	55.200	51.050	51.290
Third Quarter	52.840	45.300	46.670
Fourth Quarter	48.320	29.290	29.440
2008
First Quarter (through January 4, 2008)	$28.930	$28.240	$28.240

JPMorgan Chase & Co.

Period	High	Low	Period End

2005
First Quarter	$39.150	$34.580	$34.600
Second Quarter	36.260	33.770	35.320
Third Quarter	35.860	33.580	33.930
Fourth Quarter	40.200	33.270	39.690
2006
First Quarter	$42.110	$38.050	$41.640
Second Quarter	46.650	39.950	42.000
Third Quarter	47.220	40.710	46.960
Fourth Quarter	48.950	46.010	48.300
2007
First Quarter	$51.650	$46.700	$48.380
Second Quarter	53.200	48.240	48.450
Third Quarter	50.050	43.000	45.820
Fourth Quarter	47.580	40.460	43.650
2008
First Quarter (through January 4, 2008)	$42.170	$40.930	$40.930

Morgan Stanley

Period	High	Low	Period End

2005
First Quarter	$50.073	$44.503	$47.524
Second Quarter	48.396	40.028	43.556
Third Quarter	45.175	42.195	44.776
Fourth Quarter	48.545	42.917	47.101
2006
First Quarter	$52.812	$48.022	$52.148
Second Quarter	54.580	45.856	52.472
Third Quarter	60.814	50.380	60.524
Fourth Quarter	68.069	60.632	67.596
2007
First Quarter	$70.269	$59.469	$65.380
Second Quarter	74.129	65.322	69.630
Third Quarter	73.260	56.630	63.000
Fourth Quarter	69.090	47.950	53.110
2008
First Quarter (through January 4, 2008)	$50.950	$49.300	$49.300

Supplemental information regarding taxation in the United States

The amount of the stated interest rate on the note that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) equals 4.47%, and the remaining 15.53% constitutes Put Premium (as defined in the accompanying product supplement no. 1).

In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain.

Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.

Supplemental plan of distribution

The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of the Trade Date between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with the issuance of the notes.

See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.